Exhibit 10.1

September 10, 2015

Mark Iwicki

c/o Kala Pharmaceuticals, Inc.

100 Beaver Street, Suite 201

Waltham, MA 02453

Dear Mark:

This letter agreement amends and restates in its entirety the letter agreement dated April 6, 2015, provided to you by Kala Pharmaceuticals, Inc., a Delaware corporation (the “Company”) in connection with your commencement of employment with the Company (the “Prior Letter Agreement”).

1.                                      Position.  Effective as of the date hereof (the “Effective Date”), you will be employed to serve on a full-time basis as the Company’s Chief Executive Officer.  You will also serve as the Chairman of the Company’s Board of Directors (the “Board”) and continue to be a member of the Board.  As the Company’s Chief Executive Officer and Chairman you will perform the duties and responsibilities and have the authority that are consistent with such positions at similarly situated companies; and such other duties and responsibilities as may be reasonably assigned to you by the Board.  You will report to the Board and all other employees will report to the Board through you.  You will be expected to devote your full professional efforts to the performance of your duties and responsibilities for the Company and to materially abide by all Company policies and procedures as in effect from time to time. Moreover, during your employment with the Company, you will be expected to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards. The Company expects that you will perform your services as Chief Executive Officer and Chairman primarily from the Company’s headquarters, which are currently located in Waltham, Massachusetts.

2.                                      Base Salary.  Effective as of the Effective Date, you shall be paid on a bi-weekly basis at an annual base rate of $455,000.00, subject to tax and other withholdings as required by law, to be paid in accordance with the Company’s standard payroll practices. Your base salary will be reviewed annually by the Compensation Committee of the Board for potential increase (but not decrease).

3.                                      Cash Bonus.  You will be eligible to earn an annual performance-based cash bonus with a target of 40% of your annual base salary.  Payment of this performance-based bonus shall be based on written Company and personal objectives and criteria established by the Board.  The level of achievement of the Company and personal objectives and criteria and the amount of the performance-based bonus, if any, will be determined by the Board in its discretion, will be paid annually after the first of the year (but in no event later than March 15), subject to you being employed with the Company on the preceding December 3lst, except as otherwise provided in the provisions herein related to termination of service.

4.                                      Benefits.

(a)                                 You may participate in any and all benefit programs that the Company establishes and makes available to its similarly situated employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  For the avoidance of doubt, you will be eligible to participate in the Company’s medical benefit plans.  The benefit programs made available by the Company, and the rules, terms and conditions for participation in such programs, may be changed by the Company at any time without advance notice.

(b)                                 Expenses.  You will be reimbursed for your actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Exhibit A, Section 3.  You will be promptly reimbursed for the reasonable legal fees incurred by you in connection with this agreement up to a maximum of $5,000.

5.                                      Vacation.  You are eligible for a maximum of four weeks of vacation per calendar year commencing on the Effective Date. The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year.  Any unused vacation will be paid upon termination of your employment in accordance with the Company’s annual vacation accrual policy.

6.                                      Equity Compensation.

(a)                                 In connection with your commencement of employment with the Company you were granted an option under the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2009 Plan”), to purchase 1,419,243 shares of the Company’s common stock, with an exercise price of $0.42 per share (the “Initial Option”) in accordance with the terms of the Prior Letter Agreement. One hundred percent (100%) of the shares subject to the Initial Option vest monthly over forty-eight (48) months, in equal monthly amounts, beginning on May 8, 2015, subject to your continued employment with the Company, service on the Board or otherwise providing service to the Company on each such vesting date, except as otherwise provided in (f) and (g) below; provided that, if you are an employee, member of the Board or are otherwise providing services to the Company at the time of a Change of Control or are terminated without Cause (as defined below) or terminate for Good Reason (as defined below) in Contemplation of a Change in Control (as defined below), the Initial Option shall vest in full upon consummation of such Change of Control.  The Initial Option is an incentive stock option to the maximum extent permitted by law, and is subject to the terms and conditions of the 2009 Plan and the option grant agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant

2

confer any right to continue vesting or employment or other service with the Company.  “Contemplation of a Change in Control” means a termination without Cause or for Good Reason that is in connection with and reasonably related to, and occurs within 120 days prior to, a Change in Control.

(b)                                 In addition, in connection with the execution of this letter agreement and your assumption of the role of Chief Executive Officer, the Board or its Compensation Committee will grant you an option under the 2009 Plan, to purchase 1,973,136 shares of the Company’s common stock at a price per share equal to the fair market value at the time of Board approval of such options, as determined by the Board pursuant to the 2009 Plan (the “Promotion Option”). Twenty-five percent (25%) of the shares subject to the Promotion Option shall vest on April 8, 2016 and the remaining shares shall vest monthly, on each one month anniversary thereafter,  in equal monthly amounts, over the next thirty-six (36) months until the fourth anniversary of April 8, 2015, subject to your continued employment with the Company, service on the Board or otherwise providing service to the Company on each such vesting date, except as otherwise provided in (f) and (g) below.  The Promotion Option shall have the same accelerated vesting upon a Change in Control or a termination in Contemplation of a Change in Control as set forth in Section 6(a) above with respect to the Initial Option.  The Promotion Option shall be an incentive stock option to the maximum extent permitted by law and shall be subject to the terms and conditions of the 2009 Plan and your actual option grant agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment or other service with the Company.

(c)                                  In addition, in connection with or following the closing of the Company’s next Qualified Financing (as defined below) and any financing up to it, the Board or its Compensation Committee will grant you options under the 2009 Plan to purchase such number of shares of the Company’s common stock as is equal to 6% of the Company’s capital stock on a fully diluted basis immediately following the closing of the Qualified Financing (or any interim financing) (x) less any options to purchase common stock previously granted to you by the Company (whether or not such options are then issued and outstanding or exercised and including, without limitation, the Initial Option and the Promotion Option) and (y) without duplication of clause (x), less any shares of common stock issued to you as of the date of the Board approval of the option, at a price per share equal to the fair market value at the time of Board approval of such options, as determined by the Board pursuant to the 2009 Plan (each such option or options, a “Qualified Financing Option”). One hundred percent (100%) of the shares subject to the Qualified Financing Option shall vest monthly over forty-eight (48) months, in equal monthly amounts, beginning on the one month anniversary of the Effective Date, subject to you continuing as an employee, member of Board or otherwise providing service to the Company on each such vesting date, except as otherwise provided in (f) and (g) below.  The Qualified Financing Option shall have the same accelerated vesting upon a Change in Control or a termination in Contemplation of a Change in Control as set forth in Section 6(a) above with respect to the Initial Option.  The Qualified Financing Option shall be an incentive stock option to the maximum extent permitted by law and shall be subject to the terms and conditions of the 2009 Plan and your actual option grant agreement, including vesting requirements. No right to

3

any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment or other service with the Company.

(d)                                 For purposes of this letter agreement, a “Change of Control” shall mean: (i) a merger, consolidation or other transaction in which (A) the Company is a constituent party or (B) a subsidiary of the Company is a constituent party, except in the case of either clause (A) or (B) any such merger, consolidation or other transaction involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger, consolidation or other transaction continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock in approximately the same proportion as before the event of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, consolidation or other transaction, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.

(e)                                  For purposes of this letter agreement, “Qualified Financing” shall mean the first sale after the date hereof of convertible preferred stock by the Company to investors for bona fide financing purposes from which the Company receives gross proceeds when combined with prior convertible preferred stock sold by the Company (and including proceeds from any indebtedness of the Company that converts into equity in such financing) of not less than thirty-eight million dollars and ninety-five cents ($38,000,000.95).

(f)                                   Accelerated Vesting Upon Termination by the Company Without Cause or by the Executive for Good Reason.  If, after the Effective Date, your Business Relationship is terminated by the Company without Cause or by you for Good Reason, then any options granted to you by the Company during your Business Relationship (including the Initial Option, the Promotion Option and the Qualified Financing Option) shall vest as to all of the then unvested portion of the option that would have vested if your Business Relationship continued for twelve (12)  months following such termination.  “Business Relationship” shall include service as an employee, officer, director, advisor or consultant to the Company or its successor.

(g)                                  Accelerated Vesting Upon Death or Disability.  If, after the Effective Date, your Business Relationship is terminated on account of your death or disability (as defined in the 2009 Plan), then any options granted to you by the Company during your Business Relationship (including the Initial Option, the Promotion Option and the Qualified Financing Option) shall vest as to all of the then unvested portion of the option that would have vested if your Business Relationship continued for twelve (12) months following such termination.

4

(h)                                 Net Exercise; Adjustment for Extraordinary Dividends.  The Initial Option permits and the Promotion Option and Qualified Financing Option shall permit a net exercise with respect to payment of the option exercise price but not with respect to satisfaction of applicable tax withholding.  The option agreement for the Initial Option provides and the option agreement for the Promotion Option and Qualified Financing Option will provide for an equitable adjustment to such options in the event of a dividend or distribution to holders of common stock (other than an ordinary cash dividend), in addition to other adjustments provided for under the 2009 Plan.

(i)                                     Post Termination Exercise Period.  The Initial Option is and the Promotion Option and Qualified Financing Option shall be exercisable for eighteen (18) months following the termination of your Business Relationship, but in no event later than the Final Exercise Date, as set forth in the applicable option agreement; provided that in the event the Business Relationship terminates for Cause, the Initial Option, the Promotion Option and the Qualified Financing Option (and any and all other options granted to you by the Company during your Business Relationship) shall terminate immediately and automatically on the date of your termination with respect to both the vested and unvested portions of such options.

(j)                                    Piggyback Registration Rights.  You and the Company acknowledge and agree that, prior to the date hereof in accordance with the Prior Letter Agreement, the Company undertook all requisite actions in order to add you as a party to that certain Second Amended and Restated Registration Rights Agreement, dated as of April 16, 2014, among the Company and the other parties thereto (as such agreement may be amended and/or restated from time to time, the “Registration Rights Agreement”) for the purpose of providing you with “piggyback” registration rights pursuant to Section 4 of the Registration Rights Agreement, with respect to any shares of the Company’s common stock issued to you by the Company upon the exercise of the Initial Option, the Promotion Option, the Qualified Financing Option or otherwise.

7.Severance.

(a)                                 In the event that your employment is terminated by you for Good Reason or by the Company without Cause, you will receive severance (i) of twelve (12) months of your then-current base salary (such twelve-month period, the “Severance Period”), (ii) any bonus earned for the year prior to the year of termination that has not yet been paid, (iii) an amount equal to 100% of your target bonus for the year of termination payable in a lump sum on the Payment Date, (iv) a pro-rated portion of any bonus attributable to the year of termination payable at the time that active employees receive their bonus payments for that year but in any event by March 15 of the year following the year of your termination, based on the Company’s performance against previously established Company (but not individual) milestones and (iv) COBRA continuation medical benefits for the Severance Period on the same terms as were applicable to you prior to your termination.  All payments (other than the pro-rated portion of any bonus and the COBRA continuation) will be made in a lump sum on the Payment Date (as defined below).  The payments and benefits provided for in this Section 7(a) shall be subject to Exhibit A.  Termination of your employment for Cause will result in no severance pay, but you will be entitled to receive the Accrued Amounts (as defined below).

5

 (b)                                 As a condition precedent to the receipt of any severance payments pursuant to this letter agreement, you will be required to execute a separation agreement and general release of claims in favor of the Company, substantially in the form attached hereto as Exhibit B, and any revocation period applicable to such release must expire, within sixty (60) days following your date of termination (the date on which the revocation period expires, the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following your date of termination occurs in the calendar year following the year in which your termination occurs, then the Payment Date shall be no earlier than January 1 of the calendar year following the year in which your termination occurs.

(c)                                  For purposes of this letter agreement, “Cause” shall mean: (i) indictment or conviction of, any felony or any other crime involving dishonesty; (ii) participation in any fraud, deliberate and substantial misconduct, breach of duty of loyalty or breach of fiduciary duty, in each case, against the Company; (iii) intentional and substantial damage to any property of the Company; (iv) serious willful misconduct by you that in the good faith and reasonable judgment of the Board demonstrates gross unfitness to serve as the Company’s Chief Executive Officer, Chairman of the Company or a member of the Board; (v) your willful and repeated failure or refusal to attempt to perform your duties to the Company which is not cured within twenty (20) days after the giving of written notice to you of such failure or refusal; (vi) your failure to secure and maintain work visas or other documentation sufficient to allow your service to the Company in the United States in the manner contemplated herein; or (vii) your material breach of this letter agreement or any other agreement between you and the Company, including the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement (as defined below) to which you are a party, in either case, which breach (if capable of cure) remains uncured for a period of twenty (20) days after written notice to you from the Company.

(d)                                 For purposes of this letter agreement, “Good Reason” shall mean: (i) a material reduction in annual base salary; (ii) a material breach by the Company of this letter agreement; (iii) the relocation of your place of employment more than fifty (50) miles from your then current location without your express written consent; or (iv) a material reduction in your job duties, authority or responsibilities as the Company’s Chief Executive Officer, Chairman of the Company or as a member of the Board (provided that, for the avoidance of doubt, termination or disbandment of a committee of the Board or subcommittee thereof of which you are a member shall not constitute a material reduction in your job duties, authority or responsibilities); provided that none of the foregoing shall qualify as Good Reason unless, within ninety (90) days of the occurrence of the event you claim so qualifies, you shall have provided the Board with written notice specifying in detail the basis for such claim and an opportunity to cure the claimed Good Reason and the Company fails to cure such Good Reason within thirty (30) days of its receipt of your notice; provided further that no termination for Good Reason shall so qualify unless you shall terminate your employment at the Company no more than thirty (30) days following the expiration of the Company’s cure period.  For the avoidance of doubt, the following shall not constitute Good Reason: mutual agreement by you and the Company to reduce the number of days or hours that you are expected to work.  Good Reason shall also include a Change of Control.

6

8.                                      At-Will Employment.  You should be aware that your employment with the Company is for no specified period and constitutes at-will-employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that in the event of resignation, you give the Company at least two weeks’ notice. Upon any termination of your Business Relationship, you will be entitled to the Accrued Amounts, which shall include:  (i) unpaid base salary through your last day of service, (ii) any accrued but unpaid vacation, (iii) any unreimbursed expenses, (iv) in accordance with the terms of any benefit or equity plan, any benefits or equity due upon termination, (v) except in the case of a termination for Cause, any bonus earned for the year prior to the year of termination that has not yet been paid, payable when bonuses are paid to employees generally, but no later than March 15 of the year following the year to which the bonus relates, and (vi) in the case of a termination on account of your death or disability, a pro-rated portion of any target bonus attributable to the year of termination payable at the time that active employees receive their bonuses for such year, based on the Company’s performance against previously established Company (but not individual) milestones.

9.                                      Arbitration and Equitable Relief.  Should a dispute arise in connection with this letter agreement or your employment with the Company, the parties will first submit the dispute to non-binding mediation.  The Company will pay for the mediation and select the mediator.  Should the dispute remain unresolved after one day of mediation, the Company and you agree that said dispute or controversy arising out of, in relation to, or in connection with this letter agreement or your employment with the Company, or the making, interpretation, construction, performance or breach of this letter agreement shall be finally settled by binding arbitration in Massachusetts under the then current expedited rules of the American Arbitration Association by one (1) arbitrator mutually selected by the parties or in the event the parties cannot mutually agree, then appointed in accordance with such rules.  The arbitrator may grant injunctive or other relief in such dispute or controversy.  The decision of the arbitrator, shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.  The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. Notwithstanding anything in this Section 9 to the contrary, claims may be made in any Massachusetts court of competent jurisdiction by you or the Company for equitable relief to prevent a breach or threatened breach of any confidentiality or non-competition obligations of the other party.  If you are successful in the arbitration, as determined by the arbitrator, the arbitrator shall award you your reasonable legal fees and expenses.

10.                               Indemnification. You shall be entitled to corporate indemnification and insurance coverages to the same extent provided to other senior officers and directors of the Company and such protection shall survive the termination of your Business Relationship to the extent provided for in the Company’s indemnification coverage for officers and directors.

11.                               Confidential Information.  You acknowledge the continuing effectiveness of the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement

7

 (the “Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement”) which you executed as a condition of your employment with the Company; provided that the reference to “former Executive Chairman” in Section 6 of the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement shall be read to mean, solely with respect to such Section 6, “former Chairman or Chief Executive Officer”.

12.                               Section 280G

(a)         If any payment or benefit (including payments and benefits pursuant to this Agreement) that you would receive in connection with an Acquisition from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 12, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). Notwithstanding the foregoing, at your election and in lieu of the foregoing, if you execute a waiver of the portion of such excess parachute payment such that all non-waived payments would not be subject to the Excise Tax, the Company shall agree to seek approval of its stockholders in a manner that complies with Section 2800(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1 such that if such stockholder approval is obtained, the waived payments shall be restored.  “Acquisition” shall mean a change in the ownership or control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case as determined under Section 280G and the Treasury Regulations thereunder.

(b)         For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) you shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to you as determined in this paragraph.  If more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata.

(c)          The independent registered public accounting firm or law firm engaged by the Company as of the day prior to the effective date of the Acquisition shall make all determinations required to be made under this Section 12, If the independent registered public accounting firm or law firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Acquisition, the Company shall appoint a nationally recognized independent registered public accounting firm or law firm that is reasonably

8

acceptable to you (and such acceptance shall not be unreasonably withheld) to make the determinations required hereunder. The Company shall bear all reasonable expenses with respect to the determinations by such independent registered public accounting firm or law firm required to be made hereunder. The independent registered public accounting firm or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or you. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

13.                               Miscellaneous.

(a)                                 You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from being employed by or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter agreement, except as provided pursuant to (c) below.

(b)                                 If you have not already done so, you must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Additionally, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

(c)                                  The Company maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.  As an employee of the Company, you are required to comply with all Company policies and procedures.  Violations of the Company’s policies may lead to immediate termination of your employment, but shall only be treated as Cause to the extent of that definition.  Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information but the Company recognizes that you are also involved with other entities and shall respect the confidentiality and privacy of any such documents and information.

(d)                                 Notices.  Any notices from one party to the other will be in writing and will be given by addressing the same to the other at the address set forth in this letter agreement or such other address as either party may provide in accordance with this paragraph 13(d).

9

Notices to the Company will be marked “President.”  Notice will be deemed to have been duly given when (a) deposited in the United States mail with proper postage for first class registered or certified mail, return receipt requested, (b) sent by any reputable commercial courier or (c) delivered personally.

(e)                                  Assignment.  All of the terms and provisions of this letter agreement shall be binding on and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives successor and assigns of the parties hereto (including, in the case of the Company, any acquiror), except that your duties and responsibilities under this letter agreement are of a personal nature and shall not be assignable or delegable in whole or in part by you and the Company may only assign this Agreement to an entity that assumes all or substantially all of its assets and that assumes this Agreement in writing.

(f)                                   Modification; Amendment.  This letter agreement may not be modified or amended except by a written agreement signed by you and an authorized representative of the Company.

(g)                                  Entire Agreement.  This letter agreement constitutes the complete, final and entire agreement between you and the Company with respect to the terms and conditions of your membership on the Board and employment with the Company and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter agreement or your employment with the Company.

(h)                                 Governing Law.  This letter agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

(i)                                     Counterparts.  This letter agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If this letter agreement correctly sets forth the terms under which you will continue to be employed by the Company, effective as of the Effective Date, please sign the enclosed duplicate of this letter agreement in the space provided below and return it to the undersigned with originals to follow.

[Signatures on Following Page]

10

Sincerely,

KALA PHARMACEUTICALS, INC.

/s/ Charlie McDermott
Name: Charlie McDermott
Title: President

The foregoing correctly sets forth the terms under which I will be employed by the Company, effective as of the Effective Date.  I am not relying on any representations other than those set forth above.

Signature:	/s/ Mark Iwicki
Name :	Mark Iwicki

Date:	9-11-15

Enclosures (3)

Duplicate Original Letter Agreement

Exhibit A:                 Payments Subject to Section 409A

Exhibit B:                 Form of Separation and Release Agreement

11

EXHIBIT A

Payments Subject to Section 409A

1.                                      Subject to this Exhibit A, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:

(a)                                 It is intended that each installment of the severance payments under the letter agreement provided under shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”).  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c)                                  If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)                                     Each installment of the severance payments due under the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

(ii)                                  Each installment of the severance payments due under the letter agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

A-1

2.                                      The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.                                      All reimbursements and in-kind benefits provided under this letter agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.                                      The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the letter agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5.                                      This Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

[Remainder of page intentionally left blank.]

A-2

EXHIBIT B

Form of Separation and Release Agreement

[KALA LETTERHEAD]

BY [METHOD OF DELIVERY]

[INSERT DATE]

[INSERT EMPLOYEE NAME]
[INSERT EMPLOYEE ADDRESS]

Dear [INSERT EMPLOYEE NAME]:

The purpose of this letter agreement is to confirm the terms regarding your separation of employment from Kala Pharmaceuticals, Inc. (the “Company”), effective [INSERT SEPARATION DATE].  The Company will provide you with the severance benefits described in Section 2 below if you sign and return this letter agreement (the “Agreement”) to the Company by [Insert Return Date — At least 21 days after agreement is received by the employee (but no earlier than the Separation Date)] and it becomes binding between you and the Company.  By signing and returning this Agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Section 3.  Therefore, you are advised to consult with an attorney before signing this Agreement and you have been given at least twenty-one (21) days to do so.  If you sign this Agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing.  If you do not so revoke, this Agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.

If you choose not to sign and return this Agreement by [Insert Return Date - Same as Above] or if you timely revoke your acceptance in writing, you shall not receive any severance benefits from the Company.  You will, however, receive payment on your Separation Date, as defined below, for your final wages and any unused vacation time accrued through the Separation Date.  You may also, if eligible, elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits.  Further, please consult the amended and restated letter agreement between you and the Company dated [•], 2015 (the “2015 Letter Agreement”) for information concerning your rights with respect to your stock options.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this Agreement.

1.                                      Separation Date.  Your effective date of separation from the Company is [INSERT SEPARATION DATE](1) (the “Separation Date”).  As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation

(1)  Please note that, if the Separation Date is after the date of this Agreement, the Agreement will need to be modified, as certain return dates will change.

Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

2.                                      Description of Severance Benefits.  If you timely sign and return this Agreement and do not revoke your acceptance, the Company will provide the severance benefits set forth in the 2015 Letter Agreement as amended from time to time, between you and the Company (the “Severance Benefits”).  You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as described in Section 2 hereof and the 2015 Letter Agreement.

3.                                      Representation on Action.  You represent that you have not filed or reported any complaints, claims or actions against any of the Released Parties with any state, federal or local agency or court.

4.                                      Release.  In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities but only so far as related to their relationship with the Company) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your periods of employment with and/or separations from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 et seq. and M.G.L. c. 214, § 1C, the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, the Massachusetts Equal Pay Law, M.G.L. c. 149, § 105A et seq., the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, and the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all federal and state whistleblower claims to the extent permitted by law; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of your periods of employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding); and further provided that this letter agreement shall not release rights to indemnification, advancement of legal fees and directors and officers liability insurance coverage or any rights to vested equity or vested benefits.

5.                                      Post-Separation Obligations.  You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company that you acquired during the course of your periods of employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.  You further acknowledge and reaffirm your obligations under the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement you previously executed for the benefit of the Company, which remains in full force and effect.

6.                                      Non-Disparagement.  You understand and agree that, in consideration of the Severance Benefits and the Company’s commitment to you as to non-disparagement, you shall not make any false, disparaging or derogatory statements to any person or entity, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition.  Additionally, neither the Company nor its officers and directors shall make any false, disparaging or derogatory statement about you to any third party.  Nothing herein shall be construed as preventing any of you, the Company, or the Company’s officers and directors from making truthful disclosures to any governmental entity or in any litigation or arbitration or from making normal competitive type statements or rebutting false or misleading statements made by others.  This provision shall cease to apply two (2) years after the Separation Date.

7.                                      Cooperation.  To the extent permitted by law, you agree to reasonably cooperate with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator related to your period of employment with the Company (other than matters adverse to you).  Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company, which shall be set to reasonably recognize your other commitments and limit your travel.  You agree that you will, to the extent permitted by law, notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company, in each case with respect to matters related to the employment period.  The Company will promptly reimburse you for your reasonable out-of-pocket expenses in connection with such cooperation.

8.                                      Return of Company Property.  You represent and confirm that you have returned to the Company all Company-owned property in your possession, custody or control, including, without limitation, all keys, files, documents and records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification and Company vehicles, and that you have left intact all electronic Company documents, including, without limitation, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, without limitation, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.  The Company confirms that you may retain your address book.

9.                                      Business Expenses and Final Compensation.  You acknowledge that you have submitted to the Company documentation for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.

10.                               Amendment and Waiver.  This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.                               Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.                               Confidentiality.  To the extent permitted by law, you understand and agree that as a condition of the Severance Benefits herein described, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company, provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration.

13.                               Tax Provision.  In connection with the Severance Benefits to be provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.

14.                               Nature of Agreement.  You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.                               Acknowledgments.  You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this Agreement.  You understand that you may revoke this Agreement for a period of seven (7) days after you sign this Agreement by notifying me in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

16.                               Voluntary Assent.  You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.                               Arbitration and Equitable Relief.  Should a dispute arise in connection with, relating to, or concerning this Agreement, the parties obligations thereunder, your employment with or your separation from employment with the Company, the parties will first submit the dispute to non-binding mediation.  The Company will pay for the mediation and select the mediator.  Should the dispute remain unresolved after one day of mediation, the Company and you agree that said dispute or controversy arising out of, in relation to, or in connection with this Agreement or your employment with the Company, or the making, interpretation, construction, performance or breach of this Agreement shall be finally settled by binding arbitration in Massachusetts under the then current expedited rules of the American Arbitration Association by one (1) arbitrator mutually selected by the parties or in the event the parties cannot mutually agree, then appointed in accordance with such rules.  The arbitrator may grant injunctive or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.  The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against any party.  Notwithstanding anything in this Section 18 to the contrary, claims may be made in any Massachusetts court of competent jurisdiction by you or the Company for equitable relief to prevent a breach or threatened breach of any provision of this Agreement.  Both you and the Company expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to your employment with or termination from the Company.  If you are successful in the arbitration, as determined by the arbitrator, the arbitrator shall award you your reasonable legal fees and expenses.

18.                               Applicable Law.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

19.                               Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your Severance Benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.  Nothing in this Section 20, however, shall modify, cancel or supersede your obligations set forth in Section 6 above.

[Signature page follows.]

If you have any questions about the matters covered in this Agreement, please call [INSERT NAME AND TELEPHONE NUMBER].

Very truly yours,

Kala Pharmaceuticals, Inc.

By:
[INSERT NAME]
[INSERT TITLE]

I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this Agreement, and I have chosen to execute this on the date below.  I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

[INSERT EMPLOYEE NAME]	Date

To be returned in a timely manner as set forth on the first page of this Agreement.

100 Beaver Street, Suite 201, Waltham, MA 02453  •  Tel 781 996 5252  •  Fax 781 642 0399  •    www.kalarx.com

September 28, 2017

Mark Iwicki

c/o Kala Pharmaceuticals, Inc.

100 Beaver Street, Suite 201

Waltham, MA 02453

Dear Mark:

Subject to your execution below, this letter hereby amends the employment letter (the “Letter Agreement”), dated September 10, 2015, between you and Kala Pharmaceuticals, Inc., a Delaware corporation (the “Company”) to provide that all equity awards granted to you by the Company that vest based solely on the passage of time shall have the same accelerated vesting upon a Change in Control or a termination in Contemplation of a Change in Control as is set forth in Section 6(a) of the Letter Agreement with respect to the Initial Option.

Terms used but not defined herein shall have the meaning set forth in the Letter Agreement.   Except as expressly modified herein, the terms of the Letter Agreement remain in full force and effect.  This amendment may only be modified in a document signed by both the Company and you.  This amendment may be executed in counterparts, each of which will deemed an original, but all of which will be deemed one and the same instrument.

Sincerely,

/s/ Rajeev Shah

Rajeev Shah

Chair, Compensation Committee

Agreed to and accepted:

Signature:	/s/ Mark Iwicki
Printed Name:	Mark Iwicki
Date:	September 28, 2017